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                                                                      Exhibit 11

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                                                     Three Months Ended March 31,
                                                                                     ----------------------------
(in thousands except per share information)                                             1996             1995
- -------------------------------------------                                           -------          -------
                                                                                        (B)
Net income for computation of primary earnings per share                                $  312          $  924

Fully diluted:

Adjustment for interest and amortization for the conversion of debentures                 --               201
                                                                                   -----------     -----------

Net income for computation of fully diluted earnings per share                          $  312          $1,125
                                                                                   ===========     ===========
- --------------------------------------------------------------------------------------------------------------


Average shares:

Common shares                                                                            2,627           2,426

Stock option and warrant equivalent shares (A)                                             125              50
                                                                                   -----------     -----------
Average shares for computation of primary earnings per share                             2,752           2,476

Fully diluted:

Stock option and warrant equivalent shares - difference from primary (A)                  --                18

Conversion of debentures
                                                                                          --               733
                                                                                   -----------     -----------

Average shares for computation of fully diluted earnings per share                       2,752           3,227
                                                                                   ===========     ===========

- --------------------------------------------------------------------------------------------------------------

Net income per share:

Primary                                                                                 $  .11          $  .37
                                                                                   ===========     ===========
Fully diluted                                                                           $  .11          $  .35
                                                                                   ===========     ===========
- --------------------------------------------------------------------------------------------------------------


(A) In 1996 and 1995, the treasury stock method was used to calculate the common stock equivalent number of shares from options and warrants.

(B) Adjustment for interest and amortization and additional shares from the conversion of debentures issued in 1989 are not included in the calculation of fully diluted earnings per share for the three months ended March 1996 as their effect would be antidilutive.

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